Exhibit 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of July 17, 2014, by and between Zhone Technologies, Inc., a Delaware corporation (the “Company”), and Mory Ejabat (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Second Amended and Restated Employment Agreement dated as of November 13, 2012 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to engage Executive as Executive Chairman of the Company and Executive desires to continue to be so engaged by the Company in such position, on the terms and conditions set forth and described herein; and

WHEREAS, the parties desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of Executive Chairman. Executive shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company’s Board of Directors (the “Board of Directors”). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Board of Directors, to the extent consistent with his positions and status as set forth above. Executive agrees to devote such portion of his business time, attention and energies to the performance of the duties assigned hereunder as is mutually determined by Executive and the Board of Directors, and to perform such duties diligently, faithfully and to the best of his abilities. Except as otherwise approved by a majority of the Board of Directors, Executive agrees to refrain from any business activity that does, will or could reasonably be deemed to materially conflict with the best interests of the Company.

2. Term. The term of Executive’s employment pursuant to this Agreement is for the one-year period (the “Term”) commencing on the date hereof and terminating on the first (1st) anniversary of the date hereof (the “Expiration Date”), or upon the date of earlier termination of employment pursuant to Section 8 of this Agreement; provided, however, that commencing on the Expiration Date and each anniversary thereafter the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such anniversary, either party hereto shall have notified the other party in writing hereto that such extension shall not take effect.

3. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company’s business.

4. Compensation.

(a) Salary. The Company shall pay to Executive a base salary of $50,000 per year (the “Annual Salary”), which Annual Salary shall be payable in accordance with the Company’s regular payroll practices.

(b) Bonuses.

(i) On the date hereof, the Company shall pay to Executive a one-time performance bonus in the amount of $1,650,000.

(ii) Unless otherwise determined by the Board of Directors, Executive shall not be entitled to receive an annual bonus in addition to the Annual Salary.

5. Business Expenses. During the Term, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures.

6. Vacation, Holidays and Sick Leave. During the Term, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

7. Benefits. During the Term, Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to officers of the Company generally, subject to his eligibility for participation in such benefit and compensation arrangements pursuant to their terms.

8. Termination of Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive’s death or adjudicated incompetency;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company terminates Executive’s employment on account of Disability;

(iii) the date on which Executive’s employment is terminated by the Company for Cause (as defined below);

(iv) expiration of the Term;

(v) the date on which Executive’s employment is terminated by the Company for any reason other than the reasons set forth in (i) through (iv) above;

(vi) the date on which Executive resigns his employment for Good Reason (as defined below); or

(vii) the date on which Executive resigns his employment for a reason other than Good Reason.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is substantially unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days during the Term; or (ii) a period or periods aggregating more than two hundred forty (240) days in any period of twelve (12) consecutive months during the Term. In the event the Company seeks to terminate Executive’s employment due to Disability, the Company shall give notice to Executive of the termination of Executive’s employment for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician approved by the Board of Directors and by Executive (or, if Executive is unable to give such approval, by Executive’s representative), which approval shall not be unreasonably withheld by the Board of Directors or Executive.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i) The reasonable determination of the Board of Directors that Executive has willfully or continually failed to substantially perform his duties with the Company.

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(i) if:

(A) the Board of Directors has given Executive written notice that it has reasonably determined Executive has willfully or continually failed to substantially perform his duties with the Company, which notice shall identify with specificity the duties the Board of Directors has reasonably determined Executive to have willfully or continually failed to substantially perform; and

(B) at the end of the period ending sixty (60) days from the date on which the notice in Section 8(c)(i)(A) is given by the Board of Directors to Executive, the Board of Directors reasonably determines that Executive has failed to cure the willful or continual failure to substantially perform his duties identified with specificity in the written notice described in Section 8(c)(i)(A);

(ii) Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony.

(iii) The reasonable determination of the Board of Directors that Executive has engaged in willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company.

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(iii) if:

(A) the Board of Directors has given Executive written notice that the Board of Directors has reasonably determined that Executive has committed willful or reckless misconduct which has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, which notice shall identify with specificity the willful or reckless misconduct the Board of Directors has reasonably determined Executive to have committed; and

(B) at the end of the period ending sixty (60) days after the date on which the notice described in Section 8(c)(iii)(A) is given by the Board of Directors to Executive, the Board of Directors reasonably determines that Executive has failed to cure the willful or reckless misconduct identified with specificity in the notice described in Section 8(c)(iii)(A); or

(iv) Executive’s willful and material breach of Sections 11, 12, or 13 of this Agreement.

Notwithstanding the foregoing, Cause shall only exist under this Section 8(c)(iv) if:

(A) the Board of Directors has given written notice to Executive of its intent to terminate Executive for Executive’s willful and material breach of Section 11, 12, or 13 of this Agreement; and

(B) Executive has failed to cure the adverse effects of Executive’s willful and material breach of Section 11, 12, or 13 of this Agreement within the time period afforded Executive in the Board of Directors’ notice described in Section 8(c)(iv)(A), which time period shall be no less than sixty (60) days after the Company provides Executive with notice of the Board of Directors’ intent to terminate Executive for Cause.

For purposes of Sections 8(c)(i), (iii) and (iv), an act on Executive’s part shall not be deemed “willful,” “reckless,” or “continual” if done by Executive in good faith and with reasonable belief that the act was in the best interest of the Company.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material diminution in Executive’s base compensation;

(ii) a material diminution in Executive’s authority, duties or responsibilities, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(iii) a material change in the geographic location at which Executive must perform his duties; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Executive shall have provided the Company with ninety (90) days written notice of the initial occurrence of any of the foregoing events or conditions, and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Executive’s resignation from employment with the Company for Good Reason must occur within two (2) years following the initial existence of the act or failure to act constituting Good Reason. Executive acknowledges and agrees that the changes in his title, role and compensation as a result of his transition from Chief Executive Officer to Executive Chairman shall not constitute Good Reason for purposes of this Agreement.

9. Compensation in Event of Termination. . The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive. Upon termination of the Term for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 9.

(a) In the event Executive’s employment is terminated pursuant to Sections 8(a)(i), (ii), (iii) (iv), or (vii) during or at the expiration of the Term, or in the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) during the Term but prior to a “Change in Control” (as such term is defined in the Company’s 2001 Stock Incentive Plan, as amended), Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) during the Term and such termination occurs following a Change in Control, Executive shall be entitled to receive, as his sole and exclusive remedy, (x) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled and (y) a lump sum payment equal to $825,000, which amount shall be paid in exchange for a standard release of claims. Executive will not receive the severance in this Section 9(b) if he does not sign the release of claims within fifty (50) days following his date of termination, or he revokes the release. The severance will be paid on the eighth (8th) day following the effective date of the release.

(c) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the severance payments payable under Section 9(b)(y) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of

Treasury regulations and other interpretive guidance issued thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(d) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Code Section 409A, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Executive’s termination of employment with the Company, (y) the date of Executive’s death, or (z) the earliest date as is permitted under Code Section 409A.

10. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Company acknowledges and agrees that Executive is serving as an executive officer and/or director of Dictum Health, Inc. and Ejent Group, LLC, in addition to his position with the Company, and that such other business activities are permissible under the terms of this Agreement.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11. Disclosure and Assignment of Inventions.

(a) Executive has provided on Exhibit A, attached hereto, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to employment with the Company, which belong to Executive alone or jointly with others, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company; if “none” is stated on Exhibit A, Executive therefore represents that there are no such inventions, works of authorship, developments, improvements or trade secrets.

(b) Executive agrees to promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company all right, title, and interest in and to any and all inventions (and patent rights with respect thereto), original works of authorship (including all copyrights with respect thereto), developments, improvements or trade secrets which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term.

(c) Executive understands that the provisions of this Agreement requiring assignment to the Company do not apply to any invention made by an employee of the Company which qualifies fully under the provisions of Section 2870 of the California Labor Code which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Executive agrees to advise the Company promptly in writing of any inventions that he believes meet the criteria of Section 2870 of the California Labor Code, and will also provide at that time to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not disclose to third parties without Executive’s consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

12. Confidentiality. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company and its subsidiaries or affiliates. As used herein, “Confidential Information” means information about the Company and its subsidiaries or affiliates of any kind, nature or description, including but not limited to, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the Company’s business which were considered by the Executive or the Company during the term of this Agreement. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such information gives the Company and its subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive during the term of his employment by the Company and its subsidiaries or affiliates.

13. Nonsolicitation.

(a) Customers and Suppliers. During the Term and, for a period of nine (9) months beyond the expiration of the Term, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company.

(b) Employees. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates. Executive agrees that, during the Term and for a period of nine (9) months beyond the expiration of the Term, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.

(c) Reasonableness of Relief; Blue Penciling. Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company. If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

14. Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(a) Specific Performance. The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(b) Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a breach of this Agreement.

(c) Enforceability in all Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

15. Intentionally omitted.

16. Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. This Agreement shall be binding upon and shall by its terms automatically be assigned to any successor in interest to the Company in a Change in Control, including but not limited to any entity that acquires substantially all of the assets, capital stock or operations of the Company.

17. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

18. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including, without limitation, the Prior Agreement. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

19. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

20. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to Executive at the most recent address on the Company’s payroll records and to the Company at the address indicated below or to such other address as either party may subsequently give notice of hereunder in writing:

To the Company at:

Zhone Technologies, Inc.

7195 Oakport Street

Oakland, CA 94621

Attention: Chief Financial Officer

Fax: (510) 777-7001

Any notice delivered personally or by courier under this Section 20 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

21. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

22. Survivorship. The respective rights and obligations of the parties hereunder, including but not limited to Executive’s obligations under Sections 12 and 13, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

23. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

24. Governing Law; Venue. This contract shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California. The parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award or any other suit brought hereunder. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

25. Binding Arbitration. Except as provided in Section 14(a) of this Agreement, the parties agree that any disputes arising out of or related to this Agreement or Executive’s employment with the Company shall be settled by final and binding arbitration. The arbitration shall be in Palo Alto, California and administered by Judicial Arbitration and Mediation Services/Endispute (“JAMS”) in accordance with its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness.1 A single arbitrator shall be selected according to the corresponding JAMS arbitration rules within thirty (30) days of submission of the dispute to the arbitrator. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. Except as expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that any party may seek the arbitrator’s permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration.

[1]	The rules may be found online at www.jamsadr.org.

The arbitrator shall have the power to enter any award that could be entered by a Judge of the Superior Court of the State of California sitting without a jury, and only such power, except that the arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of California or any other applicable law. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Subject to Section 26 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 25 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

26. Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 26:

(a) “attorney fees” shall include, without limitation, attorney fees incurred in the following:

(i) arbitration;

(ii) post-arbitration order or judgment motions;

(iii) contempt proceedings;

(iv) garnishment, levy, and debtor and third party examinations;

(v) discovery; and

(vi) bankruptcy litigation;

(b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

27. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29. Code Section 409A.

(a) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(b) In the event that the amounts payable under Section 9(b)(y) are subject to Section 409A of the Code and the timing of the delivery of Executive’s release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such Section, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Executive’s “separation from service.”

30. Withholding. All applicable withholding taxes shall be deducted from any payments to Executive hereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZHONE TECHNOLOGIES, INC.	EXECUTIVE

By:	/s/ Kirk Misaka	/s/ Mory Ejabat

Name:	Kirk Misaka	Mory Ejabat

Title:	Chief Financial Officer